Exhibit 99.1

Clearfield, Inc. Continues Profitable Momentum in FY 09

Company Reports 6th consecutive quarter of year over year revenue growth

MINNEAPOLIS--(BUSINESS WIRE)--February 9, 2009--Clearfield, Inc. (Nasdaq: CLFD):

Net Sales:	$5.9M, up 26% from previous year
Gross Profit:	$2.0M, up 39% from previous year
Gross Margin	34%, up from 31% from previous year
Income from Operations:	$0.2M, 8x previous year
Net Income per share	$.02

Clearfield, Inc. (Nasdaq: CLFD) today announced results for the first fiscal quarter of 2009 which ended December 31, 2008. Revenue for the current quarter was $5,933,000 in comparison to $4,697,000 for 2008, an increase of 26 percent. Gross profit was $2,014,000 in comparison to $1,449,000 for the earlier period, an increase of 39 percent. The Company reported net income of $217,000 or $.02 per share. After consideration for interest income and income recognized from discontinued operations (due to a change in recognition of period costs associated with lease obligations), net income increased by 122% over the previous year.

Comments on Operations

“The Fiber to the Premise (Fttp) market continues to demonstrate strong acceptance of the Clearfield FieldSmart fiber management platform as is evidenced by our continued revenue growth,” commented Cheri Beranek Podzimek, president and CEO of Clearfield. “While we operate in a seasonal marketplace, we are pleased with our strong year-over-year performance.”

“In reviewing these numbers, it is crucial to note that while the company did report $395,000 in net income during this period of the previous year, only $27,000 was associated with income from continuing operations. This compares to $217,000 in net income this year of which $209K was associated with income from operations. We are exceptionally pleased with the strong increase in gross margin which continues to outpace our revenue growth. While we are carefully monitoring the poor economic conditions and their potential impact on the Company, we remain optimistic in light of this strong start.”

“Finally, this quarter the Company was able to reverse the previous non-cash, non-permanent charges to our Balance sheet associated with the 2008 collapse of the Auction Rate Security (ARS) Market. The result is long term assets associated with the ARS market have now been converted to cash at par value. Profit for the quarter and this reversal of previous ARS charges results in an increase of Shareholder Equity of $511,000.

About Clearfield, Inc Clearfield, Inc., designs and manufactures FieldSmart – a modular fiber management platform using the patented Clearview Cassette as an “Any Application, Anywhere” multiplier to meeting the fiber management needs of the broadband service provider. Product lines include the latest generation Fiber Distribution System (FDS) for the inside plant, the Fiber Scalability Center (FSC) for the outside plant, and Fiber Delivery Points (FDP) for access networks. The FDS, FSC and FDP product lines support a wide range of panel configurations, densities, connectors and adapter options, and are offered alongside an assortment of passive optical components and a complete line of fiber and copper assemblies for indoor plant, outside plant and access environments. Clearfield is a public company, traded on Nasdaq:CLFD. www.ClearfieldConnection.com

Forward-Looking Statements

Forward-looking statements contained herein are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation, delays in or increased costs of production, delays in or lower than anticipated sales of the Company's new products, the Company's ability to sell such products at a profitable price, the Company's ability to fund operations, and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements. The Company undertakes no obligation to update such statements to reflect actual events.

FINANCIAL RESULTS (unaudited)

	Three Months Ended
	December 31,
	2008	2007

Revenues	$5,933,287	$4,697,440

Cost of sales	3,919,079	3,247,969

Gross profit	2,014,208	1,449,471

Operating expenses
Selling, general and administrative	1,804,978	1,422,459

Income from operations	209,230	27,012

Interest income	31,750	87,806
Interest expense	(1,906)	(3,136)
Other income	13,644	13,417
	43,488	98,087
Income before income taxes	252,718	125,099

Income tax expense	35,231	27,170

Net income from continuing operations	217,487	97,929
Net income from discontinued operations	-	342,390
Net loss on disposal of assets of discontinued operations	-	(44,951)
Total income from discontinued operations	-	297,439
Net income	$217,487	$395,368

Net income per share:
Continuing operations	$0.02	$0.01
Discontinued operations	$0.00	$0.02
Basic and diluted	$0.02	$0.03

Weighted average shares outstanding:
Basic and diluted	11,938,131	11,872,331

FINANCIAL RESULTS (unaudited -continued)
	December 31, 2008	September 30, 2008
Assets
Current Assets
Cash and cash equivalents	$7,609,966	$4,333,709
Accounts receivable, net	1,750,593	2,533,447
Inventories	1,900,233	2,088,769
Other current assets	182,632	115,344
Total current assets	11,443,424	9,071,269

Property plant and equipment, net	1,531,825	1,604,202

Other Assets
Available for sale securities	-	3,036,000
Goodwill	2,570,511	2,570,511
Other	288,032	284,309
Notes receivable	422,926	432,846
Total other assets	3,281,469	6,323,666
Total Assets	$16,256,718	$16,999,137

Liabilities and Shareholders’ Equity
Current Liabilities
Current maturities of long term debt	$63,448	$62,126
Accounts payable	925,005	1,849,633
Accrued compensation	721,059	903,276
Accrued expenses	148,309	301,859
Total current liabilities	1,857,821	3,116,894

Long term debt, net of current maturities	16,715	33,081
Deferred rent	89,700	89,641
Deferred income taxes	189,259	166,904
Total Liabilities	2,153,495	3,406,520

Shareholders’ Equity
Undesignated shares, 4,999,500 authorized shares: no shares issued and outstanding	-	-
Preferred stock, $.01 par value; 500 shares; no shares outstanding	-	-
Common stock, authorized 50,000,000, $ .01 par value; 11,938,131 and 11,872,331 shares issued and outstanding at December 31, 2008 and 2007, respectively	119,381	119,381
Additional paid-in capital	52,195,338	52,166,219
Accumulated deficit	(38,211,496)	(38,428,983)
Accumulated other comprehensive loss	-	(264,000)
Total shareholders’ equity	14,103,223	13,592,617
Total Liabilities and Shareholders’ Equity	$16,256,718	$16,999,137

CONTACT:
Clearfield, Inc.
Cheryl Beranek Podzimek, 763-476-6866
Chief Executive Officer and President
Investor-relations@clfd.net